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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                         Altair International, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                               02136 W-10-2
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages

CUSIP No. 02136W-10-2                 13G                 Page  2  of  4  Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Charles Patrick Costin
     ###-##-####
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                     1,028,333
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                      None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  410,833
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,028,333
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages

ITEM 1(A).  NAME OF ISSUER

            Altair International, Inc.
-------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            1725 Sheridan Avenue, Suite 140
            Cody, WY 82414
-------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING

            C. Patrick Costin
-------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            1850 Aquila Ave.
            Reno, NV 89509
-------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP

            USA
-------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES

            Common Stock
-------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER

            02136W-10-2
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act
            Not Applicable

    (b) / / Bank as defined in section 3(a)(6) of the Act
            Not Applicable

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act Not Applicable

    (d) / / Investment Company registered under section 8 of the Investment Company Act
            Not Applicable

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
            Not Applicable

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
            Not Applicable

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)
            Not Applicable

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
            Not Applicable

                                                          Page  4  of  4  Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        1,028,333
    ---------------------------------------------------------------------------

    (b) Percent of Class:

        7%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              1,028,333 (includes 617,500 shares held in escrow over which the reporting person has voting power but not dispositive power and includes 185,000 underlying currently exercisable options)
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              410,833
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              0
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

         Not Applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 1997
                                       ----------------------------------------
                                       (Date)

                                       /s/  C. PATRICK COSTIN
                                       ----------------------------------------
                                       (Signature)

                                       C. Patrick Costin
                                       ----------------------------------------
                                       (Name/Title)